EXHIBIT 10.20

SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement") is entered into as of December 31, 2006 between MERCHANTS AND MANUFACTURERS BANCORPORATION, INC., a Wisconsin corporation (the "Company") and EDWARD H. CICHURSKI ("Mr. Cichurski").

RECITAL

Mr. Cichurski has decided that it is in his best interests to resign from all positions with the Company as of the date hereof (the "Resignation Date"), including, but not limited to, his positions as President of the Financial Services Division of the Company and employee of the Company and its various subsidiaries.  The Company and Mr. Cichurski desire to affect a final resolution and settlement of all matters and issues relating directly or indirectly to Mr. Cichurski's employment with the Company and his resignation from the Company, and have arrived at an agreement of all such matters as set forth herein.

AGREEMENTS

1.           Resignation; Acknowledgment of Full Compensation.  As of the Resignation Date, Mr. Cichurski hereby voluntarily resigns as and agrees that he will no longer be President of the Financial Services Division of the Company, together with any other office he holds with the Company or any of its subsidiaries.  After the Resignation Date, Mr. Cichurski shall hold no office or position with the Company or its subsidiaries.  Mr. Cichurski acknowledges and agrees that he has received all salary and wages (including, without limitation, bonus payments, whether in the form of cash, stock or other property), fringe benefits (including without limitation by enumeration vacation pay, deferred pay, profit sharing, 401(k) plan contributions and expense reimbursement) and all other compensation and benefits owed by the Company to Mr. Cichurski through and including the Resignation Date, and that Mr. Cichurski is not entitled to any additional or future compensation based on services performed through and including the Resignation Date.

2.           Release.  Mr. Cichurski, for himself and his heirs, personal representatives, successors and assigns, hereby voluntarily releases all claims of whatever nature that he may have against the Company, its affiliates, related entities, subsidiaries, predecessors, successors and assigns and its present, former or later insurers, agents, representatives, officers, administrators, directors, shareholder, principals and employees (collectively "Releasees"), which arise out of or are in any manner based upon or related to the employment relationship between Mr. Cichurski and the Company, and his separation from the Company, from all other claims or liabilities of any nature whatsoever which have arisen from any occurrence, transaction, omission or communication which transpired or occurred at any time before or on the date of this Agreement; provided, however, that this Agreement will not prevent any party from asserting a claim against the other party in the event the other party breaches this Agreement.

Without limitation to the foregoing, Mr. Cichurski specifically releases, waives and forever discharges the Releasees from and against all liabilities, claims, actions, demands, damages, fees and costs of every nature, whether known or unknown, asserted or unasserted, which arise under the Wisconsin Fair Employment Act and other local, state or federal discrimination-related, employment-related, labor-related, bias-related or equal rights-related laws, statutes, regulations, orders or ordinances; federal and Wisconsin Wage and Hour laws; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act; the Fair Labor Standards Act; the Equal Pay Act; local, state or federal parental, family and medical leave acts; or arising under any other local, state or federal statute, ordinance, regulation or order, or which involve a claim or action for wrongful discharge, wrongful termination, defamation, misrepresentation, violation of public policy, invasion of privacy, emotional distress, breach of contract (express or implied; written or oral) and/or any other tort or common law cause of action.

This waiver and release does not affect those rights or claims that arise after the execution of this Agreement.

3.           No Reinstatement, Re-employment or Rehire.  Mr. Cichurski expressly declines reinstatement, re-employment or rehire by the Company and its subsidiaries and waives all rights to claim such relief.  If he should apply for employment with the Company or with any of its related entities in the future, he agrees that he has no entitlement to such employment, and that he may be denied such employment on the basis of this Agreement.

4.           Employment Agreement.  Mr. Cichurski acknowledges and agrees that the Employment Period under his Employment Agreement with the Company, dated September 8, 2000 (the "Employment Agreement"), terminated pursuant to Section 5(iii) of the Employment Agreement on the Resignation Date.  Notwithstanding the foregoing, Mr. Cichurski acknowledges and agrees that he is bound by the confidentiality and noncompete restrictions set forth in such Employment Agreement and such restrictions remain in full force and effect.

5.           Binding Agreement; Severability.  This Agreement shall be binding upon Mr. Cichurski and upon his heirs, administrators, representatives, executors, successors and assigns and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors, successors and assigns.  It is understood and agreed that the provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions herein shall not affect the validity and enforceability of the other provisions herein.

6.           Complete and Exclusive Agreement.  The parties understand and agree that this Agreement is final and binding and constitutes the complete and exclusive statement of the terms and conditions of settlement, that no representations or commitments were made by the parties to induce this Agreement other than as expressly set forth herein and that this Agreement is fully understood by the parties.  This Agreement may not be modified or supplemented except by a subsequent written agreement signed by the party against whom enforcement is sought.

7.           Acknowledgment.  The undersigned parties acknowledge and agree that they have carefully read the foregoing document, that a copy of the document was available to them prior to execution, that they understand its contents including its release of claims, that they have been given the opportunity to ask any questions concerning the Agreement and its contents, and have signed this Agreement as their free and voluntary act.

8.           Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Wisconsin, regardless of choice of law requirements.

IN WITNESS WHEREOF, the parties herein executed this Separation Agreement and General Release as of the date first written above.

MERCHANTS AND MANUFACTURERS BANCORPORATION, INC.
BY: /s/ Michael J. Murry Michael J. Murry, Chairman of the Board
/s/ Edward H. Cichurski Edward H. Cichurski